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Term Sheet No. M9
To the Underlying Supplement dated December 31, 2008,
Product Supplement No. 3IA dated December 29, 2008,
Prospectus Supplement dated March 24, 2008 and
Prospectus dated March 29, 2007	Filed Pursuant to Rule 433 Registration Statement No. 333-132936-14 February 27, 2009

$ Market Neutral Barrier ProNotes (M-ProNotes) due October 5, 2010 Linked to the S&P 500® Index

General

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The securities are 100% principal protected at maturity, subject to the credit of the Issuer, and are designed for investors who seek a return at maturity based on the absolute value of the return of the S&P 500® Index if the closing level of the Index remains within a specified range during the Observation Period. Investors should be willing to forgo interest and dividend payments.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing October 5, 2010†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about March 31, 2009 (the "Trade Date") and are expected to settle on or about April 3, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Index:
The S&P 500® Index (the "Reference Index" or "Index"). The Reference Index is reported by Bloomberg under the ticker symbol "SPX." For more information on the Reference Index, see "S&P 500® Index" in the accompanying underlying supplement.
Principal Protection:	100% of the principal amount at maturity, subject to the credit of the Issuer.
Redemption Amount:	At maturity, you will receive a Redemption Amount in cash that will equal the principal amount of the securities that you hold multiplied by the sum of 1 plus the Absolute Return.
Absolute Return:	The Absolute Return is expressed as a percentage and is calculated as follows:
• If a Barrier Event has not occurred during the Observation Period, the Absolute Return will equal the absolute value of:
Final Level — Initial Level Initial Level
• If a Barrier Event has occurred during the Observation Period, the Absolute Return will equal zero.
Accordingly, if a Barrier Event has occurred during the Observation Period, at maturity the Redemption Amount will equal $1,000 per $1,000 principal amount of the securities.
Barrier Event:	A Barrier Event occurs if, on any trading day during the Observation Period, the Index closing level is at or above the Upper Barrier or at or below the Lower Barrier.
Upper Barrier:	Expected to be between 127.50% and 132.50% of the Initial Level (to be determined on the Trade Date).
Lower Barrier:	Expected to be 80% of the Initial Level (to be determined on the Trade Date).
Initial Level:	The closing level of the Reference Index on the Trade Date.
Final Level:	The closing level of the Reference Index on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date†:	September 30, 2010
Maturity Date†:	October 5, 2010
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EFK5

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

††    A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse, does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 3 of this term sheet and "Risk Factors" beginning on page IS-2 of the accompanying underlying supplement and page PS-2 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer

Per security	$1,000	$0	$1,000

Total	$	$	$

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

February 27, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated December 31, 2008, the product supplement dated December 29, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated December 31, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013486/a2189891z424b2.htm

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  Product supplement No. 3IA dated December 29, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013416/a2189822z424b2.htm

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  Prospectus supplement dated March 24, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

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  Prospectus dated March 29, 2007:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying underlying supplement and product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts for $1,000 principal amount of securities for a hypothetical range of performance of the Index from -100% to +100% at maturity. The table and the examples below assume a hypothetical Initial Level of 740, an Upper Barrier of 130% of the Initial Level (the midpoint of the expected range set forth on the cover of this term sheet) and a Lower Barrier of 80.00% of the Initial Level. The actual Initial Level, Upper Barrier and Lower Barrier will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

		A Barrier Event Does Not Occur During the Observation Period		A Barrier Event Does Occur During the Observation Period
Final Level	Index Return	Redemption Amount	Absolute Return	Redemption Amount	Absolute Return
1480.00	100.00%	N/A	N/A	$1,000.00	0.00%
1110.00	50.00%	N/A	N/A	$1,000.00	0.00%
962.00	30.00%	N/A	N/A	$1,000.00	0.00%
961.93	29.99%	$1,299.90	29.99%	$1,000.00	0.00%
925.00	25.00%	$1,250.00	25.00%	$1,000.00	0.00%
858.40	16.00%	$1,160.00	16.00%	$1,000.00	0.00%
828.80	12.00%	$1,120.00	12.00%	$1,000.00	0.00%
799.20	8.00%	$1,080.00	8.00%	$1,000.00	0.00%
769.60	4.00%	$1,040.00	4.00%	$1,000.00	0.00%
740.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
710.40	-4.00%	$1,040.00	4.00%	$1,000.00	0.00%
680.80	-8.00%	$1,080.00	8.00%	$1,000.00	0.00%
666.00	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
651.20	-12.00%	$1,120.00	12.00%	$1,000.00	0.00%
592.07	-19.99%	$1,199.90	19.99%	$1,000.00	0.00%
592.00	-20.00%	N/A	N/A	$1,000.00	0.00%
370.00	-50.00%	N/A	N/A	$1,000.00	0.00%
185.00	-75.00%	N/A	N/A	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	$1,000.00	0.00%

Hypothetical Examples of Redemption Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 828.80, an increase of 12% from the Initial Level, and a Barrier Event does not occur during the Observation Period. The determination of the Absolute Return when the closing level of the Index is never at or above the Upper Barrier or at or below the Lower Barrier during the Observation Period and when the Final Level is greater than the Initial Level is calculated as follows:

  Redemption Amount = Principal * (1.0 + Absolute Return)
  Redemption Amount = $1,000 * (1.0 + absolute value of (Final Level – Initial Level)/Initial Level)
  Redemption Amount = $1,000 * (1.0 + 0.12)
  Redemption Amount = $1,120

Example 2: The Final Level is 651.20, a decrease of 12% from the Initial Level, and a Barrier Event does not occur during the Observation Period. The determination of the Absolute Return when the closing level of the Index is never at or above the Upper Barrier or at or below the Lower Barrier during the Observation Period and when the Final Level is less than the Initial Level is calculated as follows:

  Redemption Amount = Principal * (1.0 + Absolute Return)
  Redemption Amount = $1,000 * (1.0 + absolute value of (Final Level – Initial Level)/Initial Level)
  Redemption Amount = $1,000 * (1.0 + 0.12)
  Redemption Amount = $1,120

Example 3: The Final Level is 828.80, an increase of 12% from the Initial Level, and a Barrier Event occurs during the Observation Period. Because the closing level of the Index was at or above the Upper Barrier or at or below the Lower Barrier during the Observation period, the Absolute Return is equal to zero and at maturity the Redemption Amount is equal to $1,000 per $1,000 principal amount of securities regardless of the Final Level.

  Redemption Amount = $1,000

Example 4: The Final Level is 651.20, a decrease of 12% from the Initial Level, and a Barrier Event occurs during the Observation Period. Because the closing level of the Index was at or above the Upper Barrier or at or below the Lower Barrier during the Observation period, the Absolute Return is equal to zero and at maturity the Redemption Amount is equal to $1,000 per $1,000 principal amount of securities regardless of the Final Level.

  Redemption Amount = $1,000

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Index or any of the component stocks of the Reference Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying underlying supplement and product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the appreciation or depreciation of the Reference Index and will depend on whether the closing level of the Reference Index is at or above the Upper Barrier or at or below the Lower Barrier on any trading day during the Observation Period and on the magnitude of the Absolute Return. The return on these securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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  THE RETURN ON THE SECURITIES IS LIMITED BY THE UPPER BARRIER, LOWER BARRIER AND THE OCCURRENCE OF A BARRIER EVENT – The return on the securities is limited by the Upper Barrier and the Lower Barrier and whether a Barrier Event occurs. Therefore the return of the securities may not perform as well as an investment in a security with a return based solely on the performance of the Reference Index. The Upper Barrier and the Lower Barrier limit your ability to benefit from any appreciation or depreciation of the Index equal to or beyond the Upper Barrier and Lower Barrier. If the closing level of the Reference Index level is at or above the Upper Barrier or at or below the Lower Barrier on any trading day during the Observation Period, a Barrier Event will have occurred and the return on the securities will not be determined by reference to the performance of the Reference Index even though the Final Level may reflect significant appreciation or depreciation from the Initial Level. In such case, you will receive only the principal amount of the securities at maturity, subject to our ability to pay our obligations as they become due.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Reference Index would have.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the closing level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Index;

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    the time to maturity of the securities;

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    the dividend rate on the common stocks underlying the Index;

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    interest and yield rates in the market generally;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks underlying the Index or stock markets generally and which may affect the level of the Index; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the Reference Index closing levels from January 1, 2004 through February 25, 2009. The Reference Index closing level on February 25, 2009 was 764.90. We obtained the Reference Index closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Reference Index should not be taken as an indication of future performance, and no assurance can be given as to the Reference Index closing level on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Reference Index will result in a return in excess of the principal amount.

For further information on the S&P 500® Index, see "S&P 500® Index" in the accompanying underlying supplement.

Historical Performance of the S&P 500® Index

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the securities. This discussion is limited to holders of securities who purchase the securities in connection with their original issue from us at the "issue price" of the securities (as described below) and who hold the securities as capital assets.

This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the securities. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold securities as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of securities that are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the securities.

PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SECURITIES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

As used herein, the term "U.S. holder" means a beneficial owner of a security or our common stock that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

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  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term "Non-U.S. holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes:

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  a nonresident alien individual;

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  a foreign corporation; or

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  a nonresident alien fiduciary of a foreign estate or trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of securities that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the securities.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

Classification of the securities.    By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

Accrual of Interest.    Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

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  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

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  require you to accrue original issue discount at the comparable yield (as described below); and

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  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

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  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

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  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.539%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date). For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $             of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

Adjustments to Interest Accruals on the securities.    If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

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  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

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  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, or Redemption.    Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders

Withholding Tax on Payments on Securities.    The payment of principal and interest (including amounts taken into income under the accrual rules described above under "—U.S. Holders") on a security by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a security if such amounts are effectively connected with a U.S. trade or business of yours. Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

Backup Withholding and Information Reporting

Payments of interest or the proceeds of the sale or other disposition of, the securities may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price set forth on the cover page of this term sheet. Credit Suisse Securities (USA) LLC will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

For more information, please refer to "Underwriting" in the accompanying product supplement.

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